Exhibit 10.21

Principia Biopharma, Inc.

Suite 302

400 East Jamie Court

South San Francisco, CA 94080

December 17, 2014

Roy Hardiman

Re:	Offer of Employment

Dear Roy:

Principia Biopharma Inc. a Delaware corporation (the “Company”), is pleased to offer you the position of Chief Business Officer, on the following terms:

Employment and Duties

In your position as Chief Business Officer, you will lead the Company’s Business and Corporate Development efforts, conceive; structure and negotiate business relationship and drive commercial development efforts. You will be responsible for driving growth strategy, presenting to the Board and prospective partners, and will help represent Principia externally at key industry conferences as well as other duties determined by the Chief Executive Officer of the Company. This is a full time position. You will report to Martin Babler, CEO of the Company and will principally work from our facility located in South San Francisco. Subject to your right to receive severance upon a resignation for Good Reason (as defined herein), the Company may change your position, duties, and work location or reporting structure from time to time in its discretion.

Base Salary and Annual Bonus

You will be paid a base salary at the annual rate of $300,000.00 less standard payroll deductions and all required withholdings. Your salary will be paid twice per month and otherwise in accordance with the Company’s standard payroll policies.

In addition to your salary, each year you will be eligible to earn an annual cash bonus (the “Annual Bonus”). Whether you receive an Annual Bonus for any given year, and the amount of any such Annual Bonus, shall be determined by the Company’s Board of Directors (the “Board”) in its sole discretion based upon the Company’s performance and your individual attainment of agreed upon performance objectives during the applicable year, as well as such other criteria that the Board deems relevant. Performance objectives will be set no later than ninety (90) days after the start of the relevant year. Any Annual Bonus awarded by the Board shall be paid no later than March 15th of the year following the applicable bonus year. You are only eligible to earn an Annual Bonus if you are employed by the Company on the day any such Annual Bonus is paid. Therefore, in the event you leave the Company’s employment for any reason prior to the date any Annual Bonus is paid, you will not have earned, and will not receive, any such Annual Bonus (including a prorated amount).

Stock Options

As an additional incentive to join Principia Biopharma Inc., subject to approval by the Board of Directors, you will be granted an unvested option to purchase 990,460 shares of common stock of the Company (which amount the Company acknowledges and agrees constitutes 1.00% of the Company’s fully diluted equity as of the option grant date) pursuant to the Company’s 2008 Equity Incentive Plan (the “Plan”), at a per share exercise price equal to the fair market value of the Company’s common stock on the date of grant (the “Option”). The company agrees to submit your option grant to the board for consideration within 30 days of your start date. The option will be an incentive stock option (ISO) to the extent permitted by law. The Option shall vest and become exercisable as to twenty-five percent (25%) of the Shares subject to the Option on the first anniversary of your employment start date, and as to 1/48th of the Shares subject to the Option in equal monthly installments thereafter on each monthly anniversary of your employment start date, with such vesting subject to your continuous employment by the Company through the applicable vesting date. The Option shall be subject to the terms and conditions of the Plan and the Company’s standard form of stock option agreement. Subject to management and Board approval, you will also be eligible to receive future unvested options to purchase shares of common stock of the Company upon successful closing of subsequent financings.

Employee Benefits

You shall be entitled to the Company’s basic employment benefits generally available to all Company employees. You shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time for the benefit of its employees. You will be eligible for standard benefits, such as medical, dental and vision insurance, sick leave, vacations and holidays to the extent applicable generally available to all Company employees. Details about these benefits are provided in an Employee Handbook and in Summary Plan Descriptions, which have been prepared by the Company and made available for your review.

Compliance with Confidential Information Agreement and Company Policies

As a condition of employment, you will be required to (i) sign and comply with a Proprietary Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit A, which, among other things, prohibits unauthorized use or disclosure of Company proprietary information, (ii) subject to the Company’s compliance with its obligations to sponsor you for an appropriate work visa (and following receipt of such visa) sign and return a satisfactory I-9 Immigration form providing sufficient documentation establishing your employment eligibility in the United States, and (iii) provide satisfactory proof of your identity as required by United States law. By signing below, you represent that your performance of services to the Company will not violate any duty which you may have to any other person or entity (such as a present or former employer), including obligations concerning providing services (whether or not competitive) to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and you agree that you will not do anything in the performance of services hereunder that would violate any such duty. You will be expected to abide by the Company rules and regulations and acknowledge in writing that you have read the Company’s Employee Handbook.

Change in Control Double Trigger Option Acceleration

If, on or within twelve (12) months after a Change in Control (as defined below), your employment is terminated by the Company (or its successor) other than for Cause (as defined below) or is terminated by you due to a resignation for Good Reason (as defined below), and such termination or resignation is not due to your death or disability, then all outstanding shares subject to any stock options or other equity awards then held by you (including, but not limited to, the Option) shall vest in full effective as of immediately prior to your termination (the “Full Acceleration”). Notwithstanding the foregoing, as a precondition of the Full Acceleration, you must deliver to the Company, within (30) days following your termination date, a signed and dated effective, general release of all known and unknown claims in the form provided to you by the Company.

For the purposes of the above paragraph, the following definitions shall apply:

(1)    Definition of Change of Control

“Change in Control” shall have the same definition as Sections 2(a)(i) and 2(a)(iii) of the Equity Plan (which constitutes portions of the definition of “Acquisition” under the Equity Plan).

(2)    Definition of Cause

“Cause” for the Company (or any successor thereto) to terminate your employment shall exist if any of the following occurs: (A) your conviction (including a guilty plea of nolo contendere) of any felony, or of any other crime involving fraud, dishonesty or moral turpitude; (B) your commission or attempted commission of or participation in a fraud act or act of dishonesty against the Company; (C) your material violation of any writer and fully executed contract or agreement between you and the Company, including, without limitation, material breach of this agreement, or you Proprietary Information and Inventions Agreement, or of any Company policy, or of any statutory duty you owe to the Company; or (D) your conduct that constitutes gross insubordination or habitual neglect of duties; provided, however, that the action or conduct described in clause (C) above and this clause (D) will constitute “Cause” only if such action or conduct causes (or is reasonably expected to cause) harm to the Company and continues after the Board has provided you with written notice thereof and thirty (30) days opportunity to cure the same (provided that the Board is not obligated to provide such written notice and opportunity to cure if the action or conduct is not reasonably susceptible to cure). The determination that a termination is for Cause shall be made by the Board in good faith.

(3)    Definition of Good Reason

For purposes of this Agreement, you shall have “Good Reason” for your resignation from your employment with the Company or its successors for up to ninety (90) days following the occurrence of one of the following events without your written consent and after having provided thirty (30) days prior written notice and an opportunity to cure to the Company, and the Company fails to cure the event within such thirty-day cure period: (A) material reduction in your duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless your new duties are substantially reduced from prior duties; (B) relocation of your principal place of employment to a place that increases your one-way commute by more than forty-five (45) miles as compared to your then current place of employment immediately prior to such relocation; or (C) a reduction of at least 10% of your gross base salary (unless pursuant to a salary reduction program applicable generally to the Company’s executive employees).

Severance Benefits

If, at any time, (a) your employment with the Company terminates due to termination without Cause by the Company (or its successor) or you resign for Good Reason and (b) such termination is not due to your death or disability, then, upon your “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”), then you shall be entitled to receive the following as your sole severance benefits (the “Severance Benefits”):

(1)    Severance Pay

You shall be entitled to severance pay in the form of continuation of your base salary in effect on the effective date of termination for the first three (3) months after the date of such termination. The severance shall be paid in substantially equal installments on the Company’s regular payroll schedule, subject to standard deductions and withholdings over the three (3) month period following termination; provided, however, that no payments will be made prior to the thirtieth (30th) day following your termination (or on such later date that the Release (as defined below) becomes effective). On the thirtieth (30th) day following your termination date, the Company will pay you the salary continuation payments that you would have received on or prior to such date in a lump sum under the original schedule but for the thirty (30)-day delay while waiting for the effectiveness of the Release (as defined below), with the balance of the cash severance being paid as originally scheduled.

(2)    Stock Option Vesting

Any unvested stock options and other equity awards (if any) outstanding as of the termination date (including the Option, to the extent not fully vested) will be subject to accelerated vesting, effective as of the termination date, with respect to an additional number of options that would have vested over a six month period (for example 6/48th of the total options for option grants with a four year vesting schedule).

The Severance Benefits are conditional upon (a) your continuing to comply with your continuing obligations under your Proprietary Information and Inventions Agreement; and b) your delivering to the Company, within thirty (30) days following your termination date, a signed and dated effective, general release of all known and unknown claims in the form provided to you by the Company.

Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any Severance Benefits, shall be paid to you during the 6-month period following your Separation from Service to the extent that (i) you are a specified employee (within the meaning of Internal Revenue Code Section 409A (together with the regulations and other guidance thereunder, “Section 409A”)) and (ii) the Company makes a good faith determination that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then the Company will pay you the cumulative amount that would have otherwise been payable to you during such 6-month period in a lump sum on the first business day after such six-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution). For purposes of Section 409A, any right to a series of installment payments pursuant to this Agreement, including without limitation any severance payments, will be treated as a right to a series of separate payments.

At-will Employment Relationship and Dispute Resolution

Notwithstanding any of the above, your employment with the Company is “at will”. This means you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice (but subject to the severance provisions contained herein). This at-will employment relationship cannot be changed except in a writing signed by a Company officer or by a duly authorized member of the Board. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, execution, or interpretation of this agreement, your employment, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted before a single arbitrator by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable JAMS rules. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all JAMS’ arbitration fees. Nothing in this letter agreement shall prevent either you or the Company from obtaining injunctive relief in court if necessary to prevent irreparable harm pending the conclusion of any arbitration.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, and comprise the final, complete and exclusive agreement between you and the Company. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

If you accept this offer, this Agreement (together with its Exhibits), the option agreement memorializing the Option and the Proprietary Information and Invention Assignment Agreement, shall constitute the complete agreement between you and Company with respect to the terms and conditions of your employment. Any prior or contemporaneous representations (whether oral or written) not contained in this letter or the Proprietary Information and Invention Assignment Agreement or contrary to those contained in this letter or the Proprietary Information and Invention Assignment Agreement, that may have been made to you are expressly cancelled and superseded by this offer. Except as otherwise specified herein, the terms and conditions of your employment may not be changed, except in another letter or written agreement, signed by you and the Chief Executive Officer or other responsible officer of the Company.

(signature page follows)

Please sign and date this letter, and return it to me by December 31, 2014 if wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to commence your employment with us by January 5, 2015.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

PRINCIPIA BIOPHARMA INC.

By:	/s/ Martin Babler
Name:	Martin Babler
Title:	CEO

Accepted by:

/s/ Roy Hardiman
Roy Hardiman

12/19/14
Date

Hardiman, Roy

PRINCIPIA BIOPHARMA INC.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my employment by Principia Biopharma Inc. (the “Company”) (the definition of “Company” for the purposes of this Agreement shall include the Company, its affiliates, and subsidiaries) and access to Proprietary Information (defined below) being given to me by the Company, I hereby agree to this Proprietary Information and Inventions Agreement (“Agreement”) as follows:

1.    Proprietary Information. The term “Proprietary Information” shall mean trade secrets, research, inventions, confidential knowledge, data or any other information or materials that the Company treats or considers as proprietary, whether or not such Proprietary Information is patentable or copyrightable, however it is embodied and irrespective of whether it is labeled as “proprietary” or “confidential”. By way of illustration but not limitation, “Proprietary Information” includes (a) inventions, trade secrets, know-how, ideas, confidential knowledge, chemical structures, compositions, pharmaceutical formulations, methods of administration and synthesis, improvements, discoveries, developments, processes, designs, techniques, formulas, formulations, source and object codes, data, programs, other works of authorship; organisms, plasmids, cosmids, bacteriophages, expression vectors, cells, cell lines, tissues, materials, substrates, media, delivery methods or transfection methods, assays, compounds, peptides, proteins, DNA, RNA, and their constructs, and sequence, genomic, and structural information relating thereto; crystals, optically active materials, ceramics, metals, metal oxides, and organic and inorganic chemical, biological and other material and their progeny, clones and derivatives and salt forms (hereinafter the Proprietary Information found at paragraph 1(a) shall collectively be referred to as “Inventions”); and (b) information regarding the Company’s plans for research, development, manufacturing, engineering, new products, marketing and selling, the Company’s business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and information regarding the skills and compensation of other employees of the Company.

2.    Recognition of Company’s Rights; Nondisclosure. I acknowledge that as a result of my responsibilities at the Company, I am likely to be exposed and given access to the Proprietary Information of the Company. I understand and agree that my access to the Proprietary Information is for the sole and exclusive purpose of producing technology and performing other work for the benefit of the Company and that the Company has a substantial ongoing investment in the development of such Proprietary Information which would be injured irreparably if this Agreement were breached. At all times during the term of my employment and thereafter, I will hold the Company’s Proprietary Information in the strictest confidence and will not, except with the written permission of the Chief Executive Officer of the Company, disclose (which term throughout this Agreement includes, but is not limited to, lecturing upon or publishing) any such Proprietary Information to anyone other than Company personnel who need to know such information in connection with their work for the Company or use such Proprietary Information except in connection with any work for the Company.

I further acknowledge that Proprietary Information is solely the property of the Company and I agree that at no time either during the period of my employment nor thereafter will I challenge or engage in any other acts which question or impugn the validity or ownership of the Company’s rights in any Proprietary Information. I further acknowledge that any and all improvements or modifications to Proprietary Information that I make, conceive, develop or reduce to practice or to specific form, whether alone or in conjunction with others, either during or after the period of my employment with the Company shall constitute Proprietary Information.

3.    Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold all Third Party Information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, any Third Party Information unless expressly authorized by an officer of the Company in writing.

4.    Assignment of Inventions.

(a)    Except as provided below in paragraph 4(b) of this Agreement, I hereby assign to the Company all my right, title and interest in and to any and all Inventions whether or not patentable or registrable under copyright or similar statutes, that I make or conceive or reduce to practice or reduce to specific form or learn, either alone or jointly with others, in the course of my employment by the Company, whether developed in whole or in part using the company’s equipment, supplies, facilities, trade secret information or Proprietary Information; or relating at the time of conception or reduction to practice to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or resulting from any work performed by me for the Company (collectively, the “Employment Inventions”). I recognize that this Agreement does not require assignment of any invention which qualifies fully for protection under Section2870 of the California Labor Code (hereinafter “Section 2870”), which provides as follows:

(i)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)    relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)    result from any work performed by the employee for the employer.

(ii)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

(b)    I have set forth on Exhibit A attached hereto, a complete list of all restrictions, express or implied, which would prevent me from complying with all of the requirements of paragraph 4(a) of this Agreement in whole or in part. If full disclosure of such restrictions, express or implied, in Exhibit A would cause me to violate any prior confidentiality

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agreement, I understand that I am to describe such restrictions in Exhibit A at the most specific level possible without violating any such restrictions. Exhibit A is incorporated into this Agreement by reference as if fully set forth herein. I will promptly inform the Company in writing of any such restrictions that arise between the time I sign this Agreement and the time my employment with the Company commences.

(c)    I also assign to or assign as directed by the Company all my right, title and interest in and to all Employment Inventions, full title to which is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d)    I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

5.    Enforcement of Proprietary Rights. To assist the Company in exercising its ownership rights to all Proprietary Information or Employment Inventions that I make, conceive, reduce to practice or to specific form, alter or modify, I will, if requested by the Company, execute, verify and deliver assignments of all rights in the United States and elsewhere, including but not limited to patent and copyright rights, in such Proprietary Information or Employment Inventions to the Company or its designees. I will also assist the Company in every proper way to obtain and from time to time enforce its United States and foreign rights relating to Proprietary Information or Employment Inventions in any and all countries, irrespective of whether I had any role in the development or modification of such Proprietary Information or Employment Inventions. To that end, I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof to the Company. My obligation to assist the Company with respect to all its rights in Proprietary Information or Employment Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after good faith and all reasonable effort, to secure my signature on any document needed in connection with the actions specified in this Section 5, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph thereon with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any proprietary rights assigned hereunder to the Company.

6.    Obligation to Keep Company Informed. I will promptly disclose to the Company fully and in writing and will hold in trust for the sole right and benefit of the Company any and all Employment Inventions that I make, conceive, develop or reduce to practice or to specific form, whether alone or in conjunction with others, during or after the period of my employment with the Company. In addition, after any termination of my employment, I will promptly disclose to the Company fully and in writing, the full particulars of all patent applications filed by me which disclose or claim Proprietary Information or Employment Inventions.

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I will also promptly disclose to the Company fully and in writing any inventions containing or disclosing Proprietary Information that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. I understand that the Company will keep in confidence and will not disclose to third parties without my consent any proprietary information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Employment Invention that does not fully qualify for protection under Section 2870.

7.    Prior Inventions. The term “Prior Inventions” shall mean any and all trade secrets, know-how, ideas, confidential knowledge, chemical structures, compositions, pharmaceutical formulations, methods of administration and synthesis, improvements, discoveries, developments, processes, designs, techniques, formulas, formulations, source and object codes, data, programs, other works of authorship; organisms, plasmids, cosmids, bacteriophages, expression vectors, cells, cell lines, tissues, materials, substrates, media, delivery methods or transfection methods, assays, compounds, peptides, proteins, DNA, RNA, and their constructs, and sequence, genomic, and structural information relating thereto; crystals, optically active materials, ceramics, metals, metal oxides, and organic and inorganic chemical, biological and other material and their progeny, clones and derivatives and salt forms, which I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company. To preclude any possible uncertainty over what is a Prior Invention, I have set forth on Exhibit B attached hereto a complete list of all Prior Inventions that I consider to be in whole or part my property or the property of third parties, and that I wish to have excluded from the scope of this Agreement. If full disclosure of any such Prior Invention on Exhibit B would cause me to violate any prior confidentiality agreement, I understand that I am to describe such Prior Inventions in Exhibit B at the most specific level possible without violating any such prior confidentiality agreements. Exhibit B is incorporated into this Agreement as if fully set forth herein. I will promptly inform the Company in writing of any Prior Inventions that occur between the time I sign this Agreement and the time my employment with the Company commences.

8.    Unauthorized Use or Disclosure. I shall immediately notify my supervisor or any officer of the Company if I learn of any possible unauthorized use or disclosure of Proprietary Information and shall cooperate fully with the Company to enforce the provisions of this Agreement.

9.    Authorized Disclosure. Should I be subject to any governmental, administrative or court order or action purporting to require or authorize the disclosure of any Proprietary Information, in whole or in part, I will immediately notify the Company’s legal department and will immediately provide the Company with all documents and other pertinent information in my possession or control to permit the Company to take such steps as it deems necessary in its sole discretion to block or pursue the confidentiality of such disclosure.

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10.    Additional Activities. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity other than for the Company, except as may be provided in any written agreement between me and an authorized officer of the Company with the Company executed as of the same date, and for the period of my employment by the Company and for one (1) year after the date of termination of my employment by the Company I will not use any Proprietary Information in order to (i) induce any employee of the Company to leave the employ of the Company or (ii) solicit the business of any client or customer of the Company (other than on behalf of the Company) with whom I had contact during the course of my employment with the Company.

11.    No Improper Use of Materials. I acknowledge that the Company forbids me to use or disclose any information that is proprietary to any competitor of the Company or to any other third party. Therefore, during my employment by the Company, I will not use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. To preclude any possible uncertainty, I have set forth on Exhibit C attached hereto, a complete list of all devices, materials, and documents of a former employer or other person or institution to whom I have an obligation of confidentiality that may be used in providing services to the Company pursuant to the express written authorization of my former employer or such other person. I will promptly notify the Company in writing of any devices, materials, and documents that are called for in Exhibit C that arise between the time I sign this Agreement and the time my employment with the Company commences. Exhibit C is incorporated into this Agreement by reference as if fully set forth herein. In addition, I will not seek nor knowingly use any information from job applicants, Company employees or other third parties, including but not limited to vendors, that is confidential to the present or former employers of such applicants or former employers of the employees or to such third parties.

12.    No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

13.    Return of Company Materials. When I leave the employ of the Company, I will deliver to the Company any and all copies and originals of drawings, notes, memoranda, lab notebooks, specifications, correspondence (including email and quickmail messages), devices, equipment, formulas, documents, molecules, cells, organisms, plasmids, cosmids, bacteriophages, expression vectors, cell lines, peptides, proteins, DNA, RNA, and their constructs, and sequence, genomic, and structural information relating thereto; crystals, optically active materials, ceramics, metals, metal oxides, and organic and inorganic chemical, biological and other material and their progeny, clones and derivatives and salt forms and any other material containing or disclosing any Inventions, Employment Inventions, Proprietary Information or Third Party Information. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, quickmail, email, voicemail, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will reasonably cooperate with the Company in completing and signing the Company’s documentation for separating staff members.

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14.    Name and License. I hereby grant to the Company a non-exclusive worldwide license to use my name and likeness on or in connection with any advertising and promotional materials distributed by or on behalf of the Company in any medium while serving as an employee or director of the Company or thereafter, if such materials describe my prior role as employee or director of the Company or thereafter, if such material describes my prior role as an employee or director of the Company.

15.    Potential Liability. I have been informed and acknowledge that the unauthorized taking of the Company’s trade secrets (a) could result in civil liability under California Civil Code Section 3426, and that, if willful, could result in an award for triple the amount of the Company’s damages and attorneys’ fees; and (b) is a crime under California Penal Code Section 499c(c), punishable by imprisonment for a time not exceeding one year, or by a fine not exceeding five thousand dollars ($5,000), or by both.

16.    Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, and due to the irreparable injury which would be suffered by the Company as a result of a breach of this Agreement, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

17.    Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.

18.    Employment at Will. I understand and agree that my employment with the Company is at-will. Therefore, my employment can terminate, with or without cause, and with or without notice, at any time, at my option or the Company’s option, and that the Company can terminate or change all other terms and conditions of my employment, with or without cause, and with or without notice, at any time. I understand that the nature of my employment relationship with the Company will be governed by this paragraph and that this paragraph constitutes the entire agreement, arrangement, and understanding between me and the Company on this subject matter and supersedes any prior or contemporaneous agreement, arrangement, and understanding on this subject matter. This at-will relationship will remain in effect throughout my employment with the Company or any of its subsidiaries or affiliates, unless it is modified by a written agreement signed by both the Company’s President and me which expressly alters it. This at-will relationship may not be modified by any oral or implied agreement, or by any Company policies, practices or patterns or conduct.

19.    General Provisions.

(a)    Governing Law and Forum. This Agreement will be governed by and construed according to the substantive laws of the State of California without resort to conflict of law principles and I hereby consent to the jurisdiction of the courts of California, both state and federal, for any claim sounding in tort or contract or created by state or federal law related in any way to my or the Company’s rights and obligations under the Agreement.

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(b)    Entire Agreement. This Agreement, including all exhibits hereto, is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. As used in this Agreement, the period of my employment includes any time during which I may be retained by the Company as a consultant.

(c)    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(d)    Assignment. This Agreement may not be assigned by me but is fully assignable by the Company.

(e)    Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

(f)    Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(g)    Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

(h)    Effective Date. Agreement shall be effective as of the earliest of (1) the first day of my employment by the Company; or (2) the first day of my use of, the facilities, technology, expertise, data, or Proprietary Information of the Company; or (3) the day I sign this Agreement.

7

(i)    Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MIGHT HAVE MADE DURING MY PAST EMPLOYMENT. AND MAKE DURING MY EMPLOYMENT, AND RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY’S PROPRIETARY INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBITS A, B. AND C AND SIGNED AND DATED ALL EXHIBITS TO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.

COMPANY:		EMPLOYEE:
PRINCIPIA BIOPHARMA INC. a Delaware corporation

By:	/s/ Martin Babler	/s/ Roy Hardiman
Name:	Martin Babler	Name: Roy Hardiman
Title:	CEO
Address:	400 East Jamie Court. Ste 302	Address:
South San Francisco CA 94080

EXHIBIT A

Principia Biopharma Inc..

400 East Jamie Court Suite 302

South San Francisco, CA 94080

Attention: Board of Directors

Directors:

The following is a complete list of all restrictions which would prevent me. in whole or in part. from assigning- to or as directed by the Company (as defined in the attached Agreement) all my right, title and interest in and to any and all Employment Inventions (as required by paragraph 4 of the Agreement):

☒	No restrictions.

☐	Restrictions:

0	Number of additional sheets attached.

Date: 12/19/14

Very truly yours,

Roy Hardiman
Print Name

/s/ Roy Hardiman
Signature

EXHIBIT B

Principia Biopharma Inc..

400 East Jamie Court Suite 302

South San Francisco, CA 94080

Attention: Board of Directors

Directors:

The following is a complete list of all Prior Inventions (as defined in the attached Agreement):

☒	No Prior Inventions

☐	Prior Inventions:

0	Number of additional sheets attached.

Date: 12/19/14

Very truly yours,

Roy Hardiman
Print Name

/s/ Roy Hardiman
Signature

EXHIBIT C

Principia Biopharma Inc..

250 Golden Hills Drive

Portola Valley, CA 94028

Attention: Board of Directors

Directors:

I propose to bring or have already brought to my employment with the Company (as defined in the attached Agreement) the following devices. materials and documents of my former employer(s) or other person(s) or institution(s) to whom I have an obligation of confidentiality that are not generally available to the public, which materials and documents may be used in providing services to the Company pursuant to the express written authorization of my former employer(s) or such other person(s) or institution(s) (copies of all such authorizations are attached hereto):

☒	No materials.

☐	Materials:

0	Number of additional sheets attached.

0	Number of pages of authorizations attached.

Date: 12/19/14

Very truly yours,

Roy Hardiman
Print Name

/s/ Roy Hardiman